SMS STUDENT LOAN TRUST 1999-B


                              OFFICERS' CERTIFICATE


To:  i)   Bank One, National Association, not in its individual capacity but solely as Eligible Lender Trustee,
     ii)  Bankers Trust Company, New York, N.Y., Indenture Trustee,
     iii) General Re Financial Products Corporation, Swap Counterparty

     In accordance with Section 3.08 of the Servicing Agreement among SMS Student Loan Trust 1999-B, as Issuer, USA Group Loan Services, Inc., as Servicer ("Servicer"), USA Group Secondary Market Services, Inc., as Seller, and Bank One, National Association, not in its individual capacity but solely as Eligible Lender Trustee, dated as of February 1, 1999 ("Servicing Agreement"), the undersigned, in their official capacities as Authorized Officers of Servicer, hereby certify as follows:

         a) a review of the activities of Servicer during the period from the Closing Date to September 30, 1999 and of its performance has been made under such officers' supervision, and

         b) to the  best of such  officers'  knowledge,  based  on such  review,
         Servicer  has  fulfilled  all  its  obligations   under  the  Servicing
         Agreement in all material respects throughout such period.

Unless otherwise indicated, capitalized terms have the meanings ascribed to them in the Servicing Agreement.

In witness whereof, USA Group Loan Services, Inc., has caused this Annual Statement as to Compliance to be duly executed as of September 30, 1999.

USA GROUP LOAN SERVICES, INC.



by /s/ Laura S. Blackburn
Laura S. Blackburn, Vice President



by /s/ Daniel L. Yost
Daniel L. Yost, Senior Vice President


cc: USA Group Secondary Market Services, Inc.